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                            JOINT DEVELOPMENT AGREEMENT

            This agreement (the "Agreement") is effective the 21st day of May 1997, between INDALA Corp., a California corporation having a principal place of business at 3041 Orchard Parkway, San Jose, California, 95134, USA (hereafter "INDALA"), and Alya Systems, Inc. a corporation having a principal place of business at 111-17 Fawcett Road, Coquitlam, B.C. V3K 6V2, Canada (hereafter '"ALYA"). INDALA and ALYA are herein sometimes referred to individually as "party", or collectively as "parties."

                                      RECITALS

ALYA has considerable expertise and experience in the development, manufacturing and marketing of LONWorks products;

INDALA has considerable expertise and experience in the development, manufacturing and marketing of radio frequency identification ("RFID") proximity products;

It is the intent of the parties to develop new, combined proximity/door control capabilities not yet available in the marketplace, and any products resulting from work performed hereunder will be marketed under ALYA's and INDALA's respective branding scheme, as defined herein.

ALYA and INDALA desire to integrate and promote LON COMPLIANT devices, as defined below, and RFID-based technologies into a new family of applications, made available for resale by their respective channel partners;

The parties hereby agree as follows:

1. DEFINITIONS:

1.1 ENTRY POINT CONTROLLER (EPC): door control module that communicates between a proximity reader and LON COMPLIANT access control modules, which support Weigand, LonWorks and magnetic stripe formats, manages standard door inputs and outputs, and generates electric lock/unlock commands.

1.2 ONE PIECE READER: standalone, integrated unit comprising a proximity reader and an Entry Point Controller (EPC) that interface using internal connections and are co- located in one physical device.

1.3 TWO PIECE READER: separate proximity reader and EPC units that interface through external connections and are contained in two physical devices.

1.4 INTEGRATED TECHNOLOGIES: those products developed using ALYA and INDALA technologies, where (i) INDALA has defined a 64-bit open architecture message format, referred to as the "ALYA Format;" (ii) ALYA's EPC module will be utilized in the Two Piece Reader; (iii) ALYA's EPC module design will be utilized to develop a new INDALA EPC module for use in the One Piece Reader.

1.5 LON COMPLIANT: characteristic of products that are compliant with specifications governing LonMark, LonWorks and LonTalk device interoperability standards developed by Echelon Corporation of Palo Alto, California.

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2. TERM, TERMINATION & DISCLOSURE:

2.1 This agreement will be effective for one (1) year from the date herein above, and is renewable upon mutual written consent of the parties.

2.2. This Agreement will be terminable at will by ALYA or INDALA upon three (3) months written notice, with or without cause.

2.3 Neither ALYA, INDALA, nor affiliates of either party, shall disclose the terms, provisions or subject matter of this Agreement without prior written consent of the other party.

3. OBLIGATIONS OF ALYA

3.1 ALYA will provide INDALA with versions of the LONWorks specification, which will be used as basis for the joint development of INTEGRATED TECHNOLOGIES as defined herein.

3.2 ALYA will provide INDALA with the technical assistance necessary to integrate LONWorks capabilities into a first TWO PIECE READER, whereby the door control portion thereof comprises ALYA's Entry Point Controller ("EPC"). The first TWO PIECE READER will be developed on or before September 30, 1997.

3.3 ALYA will work jointly with INDALA to bring a second TWO PIECE READER to the market, which will have a higher level of system functionality and capability than the first TWO PIECE READER. The second TWO PIECE READER will include system-level installation tools and diagnostics and will be developed on or before December 30, 1997.

3.4 ALYA will work jointly with INDALA to bring a ONE PIECE READER to the market, which will have, at a minimum, the functionality of the unit described in paragraph 3.3. The ONE PIECE READER will be developed on or before March 31, 1998.

3.5 ALYA will meet at INDALA's facility, as mutually agreeable to both parties, to discuss project activities, including, but not limited to, development progress, milepost attainment, delivery schedules and product launch plans.

3.6 ALYA will provide INDALA with system-level interface documentation, software development tools and technical support, sufficient for INDALA to create a suite of demonstration and test applications in Microsoft Windows NT or Windows 95.

4. OBLIGATIONS OF INDALA

4.1 INDALA will provide ALYA with a new card bit structure, defining format and length, and will further help ALYA to specify an "open system" architecture for use as ALYA's bit structure.

4.2 INDALA will provide the technical assistance necessary to integrate LONWorks

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capabilities into a first TWO PIECE READER, whereby the door control portion thereof comprises ALYA's Entry Point Controller ("EPC"). The first TWO PIECE READER will be developed on or before September 30, 1997.

4.3 INDALA will work jointly with ALYA to bring a second TWO PIECE READER to the market, which will have a higher level of system functionality and capability than the first TWO PIECE READER. The second TWO PIECE READER will be developed on or before December 30, 1997.

4.4 INDALA will work jointly with ALYA to bring a ONE PIECE READER to the market, which unit will have, at a minimum, the functionality of the unit described in paragraph 4.3. The ONE PIECE READER will be developed on or before March 31, 1998.

4.5 INDALA will meet at ALYA's facility, as mutually agreeable to both parties, to discuss project activities, including, but not limited to, development progress, milepost attainment, delivery schedules and product launch plans.

5. LICENSE GRANT:

5.1 ALYA grants and agrees to grant INDALA a royalty-free, perpetual, worldwide, non-exclusive, non-assignable, paid-up right and license, under ALYA's inventions, copyrights and trade secrets embodied in the ONE PIECE READER and TWO PIECE READER developed hereunder, to market, use, reproduce and distribute, as well as to manufacture, have manufactured, sell, import, offer for sale, or otherwise dispose of systems using such ONE PIECE READER or TWO PIECE READER.

5.2 INDALA grants and agrees to grant ALYA a royalty-free, perpetual, worldwide, non-exclusive, non-assignable, paid-up right and license, without the right to grant sublicenses, under INDALA's inventions, copyrights and trade secrets embodied in the ONE PIECE READER and TWO PIECE READER developed hereunder, to market, use, reproduce and distribute, as well as to manufacture, have manufactured, sell, import, offer for sale, or otherwise dispose of systems using such ONE PIECE READER or TWO PIECE READER.

6. PRODUCT OFFERINGS:

6.1 Products offered for resale by ALYA under this Agreement will be sold as ALYA brand name, private label or OEM version products.

6.2 Products offered for resale by INDALA under this Agreement will be sold as INDALA brand name, private label or OEM version products.

7. INTELLECTUAL PROPERTY:

7.1 Each party is subject to the terms and conditions of the mutual Non-Disclosure Agreement ("NDA"), executed by the parties and made effective 15 January 1997. Any technical information disclosed by either party hereunder and any intellectual property rights based on such information shall remain the exclusive property of the disclosing party.

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7.2 ALYA reserves and retains all rights, title and interest in and to all of its' intellectual property in existence at the time this agreement is executed, including, but not limited to inventions, copyrights, trade secrets and know-how.

7.3 INDALA reserves and retains all rights, title and interest in and to all of its' intellectual property in existence at the time this agreement is executed, including, but not limited to inventions, copyrights, trade secrets and know-how.

7.4 If an invention is made solely by the employees of either party in connection with this agreement, the entire right, title and interest to any intellectual property rights for such invention shall belong solely to the party whose employees made such invention.

7.5 JOINT INVENTIONS:

     7.5.1 If an invention or copyrightable work is jointly made by the employees of both INDALA and ALYA, INDALA and ALYA shall have an equal, undivided, one-half interest in and to all intellectual property (IP) right(s) in all countries stemming from such invention or work of authorship. In perfecting these IP rights, both parties shall fully cooperate with the other, particularly by way of executing any and all documents, as required by applicable law to effect joint ownership in the perfected right(s)

     7.5.2 Either party may make application to perfect any or all IP rights relating to joint inventions or works of authorship provided, unless the parties agree otherwise, the party seeking to perfect such rights shall have complete control in all filing and maintenance decisions and shall bear all costs in relation thereto, including filing, maintenance and other required fees. Such registrations shall indicate both INDALA and ALYA as joint inventors or joint authors as the case may be.

8. WARRANTIES AND REPRESENTATIONS. Both parties represent and warrant that entering into this Agreement and performance hereunder by their respective personnel does not contravene the terms of any other agreement with a third party. The parties each further warrant that their respective personnel will not use or infringe knowingly any intellectual property or other proprietary right of a third party and that the products developed hereunder will be original works by their own personnel. The parties further warrant that they have not granted and will not grant any right in the products developed hereunder to a third party that would be inconsistent with the rights granted under this Agreement. ALYA specifically warrants that they, as of the execution date hereof, have any and all rights to, and/or licenses for, the LonWorks scheme conveyed from Echelon Corp., Palo Alto, California necessary for complete performance hereunder.

9. INDEPENDENT CONTRACTOR. INDALA warrants that it qualifies under applicable tax laws and regulations as an independent contractor. INDALA and its personnel are not agents, employees, lessees, partners, or joint venturers of ALYA and may not bind or obligate ALYA without prior consent. Similarly, ALYA warrants that it qualifies under applicable tax laws and regulations as an independent contractor. ALYA and its personnel are not agents, employees, lessees, partners, or joint venturers of INDALA and may not bind or obligate INDALA without prior consent.

10. LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT OR SPECIAL DAMAGES, HOWEVER CAUSED, WHETHER UNDER THEORY OF CONTRACT, TORT

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(INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED
OF THE POSSIBILITY OF SUCH DAMAGES.

11. NOTICE. All notices required under this Agreement shall be in writing to the addresses shown above. Notice shall be deemed given when delivered personally to an authorized representative or one (1) day after deposit for overnight delivery upon written verification of receipt.

12. GOVERNING LAW. This Agreement shall be construed and interpreted under the internal laws of the State of California, without giving effect to its principles of conflict of law.

13. ENTIRE AGREEMENT. This Agreement, together with the non-disclosure agreement referred to in $7.1 above, constitutes the entire agreement and understanding between ALYA and INDALA on the subject matter. No modifications or waiver of this Agreement shall be binding unless it is in writing and signed by both parties. If a court of competent jurisdiction finds any provision of this Agreement invalid, illegal or unenforceable, the parties shall omit it from the Agreement to the extent required, and the remaining terms shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


 ("INDALA")                              ("ALYA" )

 /s/ Fernando Reyes                      /s/ Milan Carnogursky
--------------------------------        ----------------------------------
 Fernando Reyes                          Milan Carnogursky

 President & General Manager             Chairman
--------------------------------        ----------------------------------
 Title                                   Title

 5/22/97                                 May 22, 1997
--------------------------------         ---------------------------------
 Date                                    Date

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May 11, 1998

Indala Corp.
3041 Orchard Parkway
San Jose, CA
95134

Attn:     Mr. F. Reyes
          President & General Manager


Dear Mr. Reyes,


                          Re:  JOINT DEVELOPMENT AGREEMENT

We would request that the Joint Development Agreement dated May 21, 1997 between Indala Corp. and ALYA Systems, Inc. be renewed for a period of one (1) year.
The effective period of this agreement will then be May 21, 1998 to May 21, 1999.

As per section 2.1 of the above agreement; written mutual consent is required to effect this renewal.

Please indicate Indala Corp.'s consent to the one year renewal of this agreement by signing below where indicated and returning 1 original copy of this letter to my attention.

If you have any questions or comments regarding this matter, please contact me at (604) 528-9982 or (604) 817-7380.

Sincerely,


/s/ Douglas H. Corbett

Douglas H. Corbett
Vice President  - Marketing & Sales

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Mr. F. Reyes
Indala Corp.
MARCH 11, 1998                                             Page 2



We hereby consent to renew the Joint Development Agreement dated May 21, 1997 for one (1) year effective May 21, 1998. The new agreement will be effective from May 21, 1998 to May 21, 1999.


ALYA SYSTEMS, INC.                   INDALA CORP.


/s/ Milan Carnogursky                /s/ Fernando Reyes
------------------------             -----------------------------
Milan Carnogursky                    Fernando Reyes
President & CEO                      President & General Manager


Date:  May 12/98                     Date:  May 13, 1998